SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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AROTECH CORPORATION
(Exact Name of Registrant as Specified in Charter)
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Corporate News
Investor Relations Department Phone: 1-212-227-0997 www.arotech.com

FOR IMMEDIATE RELEASE

NASDAQ DECIDES TO CONTINUE
AROTECH’S LISTING ON THE NASDAQ NATIONAL MARKET

-- Arotech Must File Amended 10-K and Obtain Stockholder Approval
for Reverse Stock Split by June 19, 2006 --
_______

Ann Arbor, Michigan - May 18, 2006 - Arotech Corporation (NasdaqNM: ARTX) announced today that the Nasdaq Listing Qualifications Panel has decided that Arotech’s securities will remain listed on the Nasdaq National Market, provided Arotech meets the following conditions set forth in the Panel’s decision:

(i)	on or before June 19, 2006, Arotech must file an amended Form 10-K that includes a completed assessment by management of the effectiveness of Arotech’s internal control over financial reporting;

(ii)	on or before June 19, 2006, Arotech must obtain approval from its stockholders for implementation of a reverse stock split sufficient to cure its bid price deficiency; and

(iii)	on or before July 6, 2006, Arotech must demonstrate a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days.

While Arotech expects to meet these conditions, there can be no assurance that it will be successful in doing so.

“We are extremely pleased with the Panel’s decision to continue our listing on the Nasdaq National Market,” said Robert S. Ehrlich, Arotech’s Chairman of the Board. “The decision of the Panel to allow us time to file an amended Form 10-K and to effect a reverse stock split underscores the critical importance of a positive vote on the reverse stock split proposal at our Annual Meeting on June 19. I urge our stockholders to send in their completed proxy cards with a vote in favor of the reverse split, and to do so as soon as possible,” concluded Ehrlich.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers, lightweight armoring and advanced zinc-air and lithium batteries and charg-

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ers. Arotech operates through three major business divisions: Armor, Simulation and Training and Battery and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Alabama, Colorado, Michigan, California and Israel.

INVESTOR RELATIONS CONTACT:

Victor Allgeier, President
TTC Group, Inc.
+1-212-227-0997
vic@ttcominc.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including Arotech’s ability to meet the conditions set forth in the decision of the Nasdaq Listing Qualifications Panel. The words “believes,” “anticipates,” “expects,” “estimates” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: the ineffectiveness of Arotech’s internal control over financial reporting and disclosure controls and procedures; product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; Arotech’s ability to remain listed on the Nasdaq Stock Market in accordance with the Nasdaq’s $1.00 minimum bid price and other continued listing standards; dilution resulting from issuances of Arotech’s common stock upon conversion or payment of its outstanding convertible debt, which would be increasingly dilutive if and to the extent that the market price of Arotech’s stock decreases; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to Arotech’s website above does not constitute incorporation of any of the information thereon into this press release.

Each of the Arotech’s named executive officers and directors, whose stockholdings are noted in Arotech’s Schedule 14A proxy statement filed by Arotech with the Securities and Exchange Commission on May 10, 2006, a copy of which is available at http://tinyurl.com/ezlju, may be deemed to be a participant in Arotech’s solicitation of proxies for the 2006 Annual Meeting of Stockholders. Information regarding the names and interests of individuals who may be deemed participants in the solicitation of proxies of Arotech’s stockholders is contained in the Schedule 14A.

Stockholders may obtain free copies of the Proxy Statement and other documents filed with the SEC by Arotech through the Web site maintained at the SEC at http://www.sec.gov/ or on Arotech’s Web site at http://www.arotech.com/compro/index.html. Stockholders are advised to read the Proxy Statement because it contains important information.

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